Exhibit 6.19

PROMISSORY NOTE

$50,000	November 14, 2019

For Value Received, the undersigned promises to pay within thirty days after the closing of the next “Financing” (as defined below) to the order of David E. Brody (“Holder”), at 2209 Green Oaks Lane, Greenwood Village, Colorado 80121, or at such other place as the Holder hereof may from time to time designate, the unpaid balance of the above amount, which Holder has advanced to the undersigned Maker.

The unpaid balance of this Note at any time shall be the total amount outstanding, plus interest accrued thereon and costs, expenses, and fees chargeable hereunder. Interest shall be charged and shall accrue on the unpaid principal balance of this Note to the date of maturity on a monthly basis for the actual number of months any portion of the principal is outstanding, computed on the basis of a 360-day year, at a rate (the Note Rate) equal to the sum of six percent (6%) per annum.

For purposes of this promissory note, “Financing” means the Maker receiving one or more debt or equity investments from third parties (excluding David E. Brody) after the date hereof, in the minimum amount of $200,000.

All unpaid principal and interest shall be payable on the due date of this Note. Upon default, all obligations under this Note shall bear interest, until paid in full, at a per annum rate equal to ten percent (10%) per annum. Payment due under this Note shall be made in lawful money of the United States and in immediately available funds, and when made shall be first applied to accrued costs, expenses, and fees, if any, then to interest due, and then to the reduction of the principal amount of this Note.

The undersigned Maker hereby agrees (1) to any and all extensions (including extensions beyond the original term hereof) and renewals hereof, from time to time, without notice, and that no such extension or renewal shall constitute or be deemed a release of any obligation of the undersigned to the Holder hereof; (2) that any written modification, extension, or renewal hereof executed by the undersigned shall constitute a representation and warranty of the undersigned that the unpaid balance of principal, interest, and other sums owing hereunder at the time of such modification, renewal, or extension are owed without adjustment for any offset, counterclaim, or other defense of any kind by the undersigned against Holder; (3) that this Note shall be governed by the laws of the state of Colorado applicable to the Holder hereof upon demand any and all costs, expenses, and fees (including reasonable attorney fees) incurred in enforcing or attempting to recover payment of the amounts due under this Note, including negotiating, documenting, and otherwise pursuing or consummating modifications, extensions, compositions, renewals, or other similar transactions pertaining to this Note, irrespective of the existence of an event of default, and including costs, expenses, and fees incurred before, after, or irrespective of whether suit is commenced, and in the event suit is brought to enforce payment hereof, such costs, expenses, and fees and all other issues in such suit shall be determined by a court sitting without a jury.

The undersigned Maker authorizes Holder to furnish any information in its possession, however acquired, concerning the undersigned to any person or entity, for any purpose that Holder, in good faith and in its sole discretion, believes to be proper, including without limitation, the disclosure of information to any actual or prospective lender to the undersigned, any actual or prospective participant in a loan between the undersigned Maker and Holder, any prospective purchaser of securities issued or to be issued by the undersigned, and, to the extent permitted by law, any governmental body or regulatory agency, or in connection with the actual or prospective transfer of all or a portion of this Note to a third party.

Maker:

XTI Aircraft Company

By:	/s/Robert LaBelle
Robert LaBelle, CEO

AGREED TO AND ACCEPTED:

/s/David E. Brody
David E. Brody, an individual (Holder)

Address:	2209 Green Oaks Lane
Greenwood Village, Colorado 80121